                                             Employment Agreement - EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT made this 11th day of October, 1994, by and between SALEM BANK & TRUST, N.A., a national banking association with principal offices at 220 East Main Street, Box 979, Salem, Virginia 24153 (hereinafter referred to as "Employer"), and CLARK OWEN, JR., residing at 6520 Corntassel Lane, Roanoke County, Virginia 24018 (hereinafter referred to as, "Employee").

                             W-I-T-N-E-S-S-E-T-H:

     WHEREAS, engaging Employee's services for and on behalf of Employer is of material importance to the preservation and enhancement of the value of Employer's business;

     WHEREAS, Employer recognizes, as is the case with many publicly held corporations, the possibility that a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and the shareholders of Employer;

     WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management to their assigned duties without distraction by the possibility of a change in control of Employer; and

     WHEREAS, the Board believes it important, should Employer or the shareholders of Employer receive a proposal for transfer of control of Employer, that Employee be able to assess such proposal and advise the appropriate Boar(Is thereon, without being unduly influenced by the uncertainties of Employee's personal situation;

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Employer and Employee do hereby agree as follows:

ACTIVE TERM.

     1.1 Employer hereby employs Employee as its President and Chief Executive Officer to perform executive services as hereinafter provided, and Employee hereby accepts said employment and agrees to render such services to Employer on the terms and conditions set forth in this Agreement for an initial term of three (3) years commencing October 11, 1994, and terminating October 10, 1997, unless sooner terminated in accordance with the terms and conditions hereinafter set forth. On October 11 of each year following the date of execution of this Agreement, this Agreement shall be considered renewed for an additional year to bring this Agreement back to a three (3) year term, unless at least thirty (30) days' prior written notice by either party is given to the other party of intent to terminate this Agreement upon expiration of the then-current term. Immediately upon a change in control, as defined in Section V of this Agreement, this Agreement shall automatically renew for a period of thirty-six (36) months following the date of such change in control.

     1.2 During the term of this Agreement, Employee agrees to perform such executive services for Employer as may from time to time be assigned to Employee by Employer, its Board of Directors or the Executive Committee of the Board.

     1.3 During the term of this Agreement, Employee shall devote his full time and best efforts to the affairs and business of Employer.

     1.4 Employee shall serve as a director of Employer and, with his consent, as a director of any subsidiary or affiliate of Employer.

     1.5 Employee's services shall be rendered principally in Salem, Virginia, but Employee shall do such traveling on behalf of Employer as may reasonably be required.

II.  COMPETITIVE ACTIVITIES.
     ----------------------

     2.1 Employee agrees that, during the term of his employment hereunder, except with the express consent of Employer, Employee will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in, any firm, corporation, business entity or business enterprise competing with any business of Employer, whether presently in existence or hereafter acquired; provided, however, that Employee shall not thereby be precluded or prohibited from owning passive investment so long as such ownership does not enable Employee to manage or control the business or activities in which Employee has invested, and so long as (i) such investment represents not in excess of the lesser of five percent (5%) of the equity in any such entity or an investment of $50,000 in any such entity, and (ii) except for passive investment in securities of publicly traded companies, such ownership and any changes therein are promptly reported in writing by Employee to the Board. Notwithstanding anything to the contrary contained in this Agreement, while Employee is employed by Employer during the term of this Agreement, Employee shall have no employment contract or other written or oral agreement concerning employment as an officer of Employer with any entity or person other than Employer.

     2.2 Employee agrees and acknowledges by virtue of his employment hereunder that he will be privy to an intimate knowledge of the Activities and affairs of Employer, including trade secrets and other confidential matters. Employee therefore agrees that if, during the term of employment, Employee renders services to a competitor of Employer or its subsidiaries, if any, other than as expressly authorized by the Board, Employer shall be entitled to immediate injunctive or other equitable relief to restrain Employee from rendering Employee's services to others than Employer and its subsidiaries and affiliates, if any, in addition to any other remedies to which Employer may be entitled under law; provided, however, that the right to such injunctive or other equitable relief shall not survive the termination by Employer or Employee of Employee's employment. Except for the purpose of carrying out Employee's duties hereunder, Employee will not remove or retain, or make copies or reproductions of any inquiries, calculations, letters, papers, or information of any type or description relating to the business of Employer, its subsidiaries or affiliates, if any, and Employee agrees that he will not divulge to others any information or data acquired by him while in Employer's employ relating to methods, processes, or other trade secrets or confidential information. Employee further agrees that Employer is and shall be the sole and exclusive owner of all improvements, ideas, and suggestions (whether or not subject to patent or trademark protection), and all copyrightable materials which are conceived by Employee during his employment, which relate to the business of Employer or any of its subsidiaries or affiliates, which are confidential, and which are not readily ascertainable from persons or other sources outside Employer and its subsidiaries and affiliates.

111. COMPENSATION.
     ------------

     3.1  Employer will compensate and pay Employee for his services as follows:

          a. Employee will be paid a salary at the, annual rate of the greater or (i) such salary as the Board of Directors may set from time to time or (ii) $87,635.00, payable in equal installments on the regular paydays then established for executive personnel of Employer;

          b. Employee will be reimbursed in a manner consistent with policies of Employer heretofore or hereafter established for executive personnel, for all reasonable expenses directly incurred by Employee in the discharge of any duties hereunder;

          c. Employee will receive such perquisites as senior executive employees have historically been granted by Employer and as were being provided to Employee immediately prior to the execution of this Agreement; and

          d. Employee will receive such fringe benefits as shall be made generally and proportionally available to other employees of Employer including, but not limited to, the benefits of any Plan (as hereinafter defined).

     For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, long term performance award, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy now or hereafter established by Employer and which is intended to benefit employees.

     All payments made or payable to Employee under this Agreement shall be subject to withholding for applicable taxes, social security or other governmental levies and to insurance, savings or any other deductions authorized, or for Employee's benefit, under any program established for or made available to employees of Employer generally.

     3.2 Nothing in this Agreement shall prevent the Board of Directors of Employer from at any time increasing the compensation and fringe benefits to be paid to Employee in the event the Board of Directors in its sole discretion shall deem it advisable to do so in order to compensate Employee for his services.

IV.  TERMINATION PRIOR TO CHANGE IN CONTROL
     --------------------------------------

     4.1 Employer shall have the right, at any time prior to a change it control of Employer as defined in Section V of this Agreement, upon prior written notice of not less than thirty (30) days, to terminate Employee's employment hereunder, subject to the compensation provisions contained herein.

     4.2 In the event that, prior to a change in control of Employer (as defined in Section V hereof), Employee's employment is terminated pursuant to subsection 4.1, for cause (as defined in the next paragraph), Employee shall have no right to compensation or other benefits for any period after such termination. If Employee is terminated pursuant to subsection 4.1 prior to a change in control of Employer, other than for cause, Employee's right to compensation and other benefits under this Agreement shall continue for the remaining term of this Agreement (except that bonuses payable under an executive incentive compensation plan will be paid to Employee only through the end of Employer's fiscal year during which Employee's employment is terminated, in an amount equal to the amount which would have been payable to Employee (at a percentage participation no less than Employee received from the last distribution under the Plan) had Employee continued in the employ of Employer for the entirety of such fiscal year multiplied by a fraction consisting of a numerator equal to the number of days between the beginning of such fiscal year and the date of the termination of Employee's employment and a denominator of 365), and Employee shall have the right after such termination to accept employment with a competing financial institution or other enterprise notwithstanding the provisions of Section 11 hereof.

     For the purposes of this subsection 4.2, the term "cause" shall mean personal dishonesty, gross incompetence, willful misconduct, willful breach of fiduciary duty, willful violation of any federal, state, or local law, rule or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order, willful breach or neglect of Employee's duties hereunder, gross negligence, or misconduct in the performance of Employee's duties.

V.   CHANGE IN CONTROL
     -----------------

     5.1 For purposes of this Agreement, a "change in control" of Employer shall have occurred at such time as (a) the Federal Reserve Board should have approved a notice filed by any Person (as hereinafter defined) with respect to Employer pursuant to either 12 C.F.R. (S)225.11 or 12 C.F.R. (S)225.41 (or any successor regulation thereto), as either is in effect on the date hereof; (b) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 or any successor regulation thereto), directly or indirectly, of 25% or more of the combined voting power of Employer's outstanding securities ordinarily having the right to vote at elections of its directors; (c) individuals who constitute Employer's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Employer's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be considered as though such Person were a member of the Incumbent Board for purposes of this Section V; (d) the merger or consolidation of Employer with or into another corporation; or (e) the sale, conveyance or other transfer of substantially all of the assets of Employer.

     5.2 For the purpose of this Agreement, the term "Person" shall include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Exchange Act, other than Employer or any employee benefit plan(s) sponsored by Employer.

VI.  TERMINATION FOLLOWING CHANGE IN CONTROL
     ---------------------------------------

     6.1 If any of the events described in Section V hereof constituting a change in control of Employer shall have occurred, Employee shall be entitled to compensation provided in subsection 7.2 of Section VII hereof upon Employee's determination to terminate his employment with Employer or upon termination by Employer of Employee's employment with Employer.

     6.2 Any termination by either party hereto following a change in control shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. Such Notice of Termination shall specify the date as of which employment shall terminate ("Date of Termination"), which said Date of Termination shall not be more than sixty (60) days after the date of the Notice of Termination.

VII. COMPENSATION UPON TERMINATION: OTHER AGREEMENTS.
     -----------------------------------------------

     7.1 During any period following a change in control that Employee fails to perform his duties as a result of incapacity due to physical or mental illness, Employee shall continue to receive his salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until Employee's employment is terminated pursuant to and in accordance with Section VI hereof. Thereafter, Employee's compensation and other benefits shall be determined in accordance with subsection 7.2 hereof and the Plans then in effect.

     7.2 Subject to subsections 6.1 and 7.4 and Section X hereof, if within thirty-six (36) months of the date on which a change in control shall have occurred, as defined in

Section V above, Employee's employment with Employer shall be terminated by Employer, then Employee shall be entitled, without regard to any contrary provisions of any Plan, to the following benefits:

          (A) For the period which is the greater of (i) the remaining term of employment provided for in this Agreement or (ii) twenty-four (24) months, commencing on the Date of Termination, Employer shall continue to provide Employee all perquisites which were being provided to Employee immediately prior to the Date of Termination and shall make provisions and pay all insurance premiums as they come due during such period so that Employee's medical insurance benefits, life insurance and accident insurance plan coverage will continue to be on terms and at levels substantially the same as those existing on the day prior to the Date of Termination;

          (B) For the period which is the greater of (i) the remaining term of employment provided for in this Agreement or (ii) 12 months, commencing on the Date of Termination, Employer shall continue to pay to Employee the Annual Compensation theretofore received by Employee from Employer. For purposes of this Agreement, "Annual Compensation" shall mean Employee's current annual base salary immediately preceding the change in control or immediately preceding the Date of Termination, whichever is the greater, in accordance with Section 3.1(a) hereof. Should there be a distribution from any executive incentive compensation plan at the close of the plan year during which termination occurs, Employer shall in addition be paid the amount provided for in Section 4.2 hereof.

          (C) Employee shall be or become vested under all Plans as of the date when the last compensation under this Agreement is due to be paid to Employee.

     7.3 The amount of any payment provided for in this Section VII shall not be reduced, offset, or subject to recovery by Employer by reason of any compensation earned by Employee as a result of subsequent employment by another employer other than a competing banking institution located within fifty (50) miles of 220 East Main Street, Salem, Virginia, after the Date of Termination, or otherwise.

      7.4 Notwithstanding the other provisions of this Section VII, should Employer terminate Employee for intentional misconduct tantamount to the commission of a felony and relating to his employment, no further compensation shall be paid to Employee after the Date of Termination. Otherwise, Employee shall be entitled to the full compensation provided for herein after his termination whether such termination is by Employee or Employer, subject, however, to the provisions of subsection 6.1 of Section VI.

VIII. SUCCESSORS: BINDING AGREEMENT.
      -----------------------------

      8.1 This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer which shall result from a change in control as defined in Section V hereof. Employer shall require any such successor, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

      8.2 This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amount would still be payable to Employee hereunder at the time of death of Employee, such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, beneficiary, or designee or, if there be no such designee, to Employee's estate.

IX.   FEES AND EXPENSES.
      -----------------

      Employer shall provide in advance and pay all legal fees and related expenses incurred by Employee as a result of Employee's seeking to obtain or enforce any right or benefit provided by this Agreement.

X.    TAXES.
      ----

      10.1 All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

      10.2 Anything in this Agreement to the contrary notwithstanding, in the event that mutually satisfactory independent auditors (the "Auditors") shall determine that any payment or distribution by Employer to or for Employee's benefit (whether paid or payable or distributed pursuant to the terms of this Agreement or otherwise) (a "Payment") would be a "parachute payment" as defined in Section 28OG of the Internal Revenue Code (the "Code"), then the aggregate present value of amounts payable or distributable to or for Employee's benefit pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this subsection 10.2 of this Section X, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments such that the aggregate present value of Payments equals the Reduced Amount.

     10.3 If the Auditors determine that any Payment would be a "parachute payment" as defined in Section 28OG of the Code, Employer shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. Employee may then elect, in his sole discretion, which and what amount of Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and Employee shall advise Employer in writing of Employee's election within 10 days of Employee's receipt of notice. If no such election is made by Employee, Employer may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify Employee promptly of such election. For purposes of this subsection 10.3 of this Section X, present value shall be determined in accordance with Section 28OG(d)(4) of the Code. All determinations made by the Auditors under this paragraph shall be made within 60 days of the Notice of Termination. In accordance with Section VII hereof and as promptly as practicable following such determination and the elections hereunder, Employer shall pay to or distribute to or for Employee's benefit such amounts as are the due to Employer under this Agreement and shall promptly pay to or distribute for Employer's benefit in the future such amounts as become due to Employee under this Agreement.

     10.4 As a result of the uncertainty in this application of Section 28OG of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Agreement Payments will have been made by Employer which should not have been made ("Overpayment") or that additional Agreement Payments will not have been made by Employer which should have been made ("Underpayment"), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to Employer if and to the extent such payment would not be considered for federal income tax purposes to reduce the amount of Payments which are considered to be "parachute payments" within the meaning of Section 28OG of the Code. In the event that the Auditors, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for Employee's benefit together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code.

     10.5 If any of the Agreement Payments will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax that may hereafter be imposed (the "Excise Tax"), Employer shall pay to Employee at the time specified below an additional amount (the "Gross-up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Agreement Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment, but before deduction for any federal, state or local income tax on the Agreement Payments, shall be equal to the total amount of the Agreement Payments.

     10.6 For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the total Agreement Payments shall be treated as "parachute payments" within the meaning of Section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section

28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code in excess of the base amount within the meaning of
Section 28OG(b)(3) of the Code or are otherwise not subject to the Excise Tax,
(ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Agreement Payments or (B) the amount of excess parachute payments within the meaning of Section 28OG(b)(1) of the Code (after applying clause (i) above), and
(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of Sections 28OG(d)(3) and (4) of the Code.

     10.7 For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the applicable federal rate.
In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), Employer shall make an additional Gross-up Payment in respect of such excess (plus any interest payable with respect to such excess at the time that the amount of such excess is finally determined.

      10.8 The Gross-up Payment or portion thereof provided for above shall be paid not later than the thirtieth (30th) day following payment of any amounts under Section 7, provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined, on or before such day, Employer shall pay to Employee on such day an estimate, as determined in good faith by Employer, of the minimum amount of such payments and shall pay the remainder of such payment together with interest at the applicable federal rate) as soon as the amount thereof can be determined, but in no event later than the forty-fifth
(45th) day after payment of any amounts under Section 7. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Employer to Employee, payable on the fifth (5th) day after demand by Employer (together with interest
                                     ------
at the applicable federal rate).

      10.9 All determinations made by the Auditors pursuant to this Section X shall be binding upon Employer and Employee.

XI.   SURVIVAL.
      --------

      The respective obligations of, and benefits afforded, Employer and Employee as provided in Sections III, VII, VIII, IX,,, X, XI, XII, XIII, XIV and XV of this Agreement shall survive termination of this Agreement.

XII.  NOTICES.
      -------

      For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth on the first page of this Agreement, provided that all notice to Employer shall be directed to the attention of the most senior officer of Employer other than Employee, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be in effect only upon receipt.

XIII. MISCELLANEOUS.
      -------------

      No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the most senior officer of Employer other than Employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a wavier of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

XIV.  VALIDITY.
      --------

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XV.   RELATED AGREEMENTS.
      ------------------

      To the extent that any provision of any other agreement between Employer or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force and effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE:                               EMPLOYER:

                                        SALEM BANK & TRUST, N.A.



_________________________           By: ________________________________
CLARK OWEN, JR.                         Chairman, Board of Directors